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                                        Filed Pursuant to Rule 424(b)(3)
                                        Registration No. 333-11535


Addendum dated November 3, 1996 to Specialty Retail Group, Inc.
Prospectus dated October 21, 1996 (Registration No. 333-11535)
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Pages 21 and 22

Helen M. Trent's employment by BBFC terminated on November 1, 1996, as Ms. Trent accepted a senior franchising position at Dunkin Donuts. BBFC has engaged an executive search firm to identify candidates for Vice President of Franchise Development of BBFC. In the interim, Ms. Trent's duties will be assumed by Steven E. Glass and Thomas B. Fihe, who has replaced Ms. Trent, as Secretary of BBFC and is BBFC's National Manager of Franchise Development.